EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							23-010

Date: July 26, 2023	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Second Quarter 2023 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $7.1 million, or $0.05 per diluted share, for the second quarter 2023 compared to a net loss of $5.2 million, or $(0.03) per diluted share, for the first quarter 2023 and a net loss of $29.7 million, or $(0.20) per diluted share, for the second quarter 2022.  Helix reported adjusted EBITDA1 of $71.3 million for the second quarter 2023 compared to $35.1 million for the first quarter 2023 and $16.8 million for the second quarter 2022.

For the six months ended June 30, 2023, Helix reported net income of $1.9 million, or $0.01 per diluted share, compared to a net loss of $71.7 million, or $(0.47) per diluted share, for the six months ended June 30, 2022.  Adjusted EBITDA for the six months ended June 30, 2023 was $106.4 million compared to $19.3 million for the six months ended June 30, 2022.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2023	6/30/2022	3/31/2023	6/30/2023	6/30/2022
Revenues	$308,817	$162,612	$250,084	$558,901	$312,737
Gross Profit (Loss)	$55,349	$(1,354)	$15,184	$70,533	$(19,963)
	18%	(1)%	6%	13%	(6)%
Net Income (Loss)	$7,100	$(29,699)	$(5,165)	$1,935	$(71,730)
Diluted Earnings (Loss) Per Share	$0.05	$(0.20)	$(0.03)	$0.01	$(0.47)
Adjusted EBITDA[1]	$71,292	$16,759	$35,094	$106,386	$19,285
Cash and Cash Equivalents[2]	$182,651	$260,595	$166,674	$182,651	$260,595
Net Debt[1]	$78,317	$4,010	$91,278	$78,317	$4,010
Cash Flows from Operating Activities	$31,501	$(5,841)	$(5,392)	$26,109	$(23,254)
Free Cash Flow[1]	$30,246	$(7,405)	$(11,692)	$18,554	$(25,441)

Owen Kratz, President and Chief Executive Officer of Helix, stated, “The offshore energy services markets continue to improve with the oil and gas and the renewables markets driving increased activity globally and across all our business segments.  Our second quarter results improved sequentially, as we benefitted from the seasonal pick-up in activity in our Robotics and Shallow Water Abandonment segments and strong utilization in our Well Intervention segment with the Q7000 commencing operations in the Asia Pacific region.  Our Robotics segment benefited from strong vessel and trenching activity, with trenching projects in the quarter performed in Europe, the U.S. east coast and Asia Pacific.  With improved global activity, the Robotics segment achieved its highest quarterly revenues since 2015.  In our Shallow Water Abandonment segment, Helix Alliance operations improved with the commencement of seasonal activity of the Epic Hedron heavy lift barge.  Given our overall strong performance during the second quarter and the strength in our outlook for the second half of the year, we increased our guidance for 2023.  Additionally, we amended our ABL facility, increasing our facility size by $20 million, and continued to buy back shares under our share repurchase program.”

(

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below
[2] Excludes restricted cash of $2.5 million as of 3/31/23 and 6/30/22

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Six Months Ended
	6/30/2023	6/30/2022	3/31/2023	6/30/2023	6/30/2022
Revenues:
Well Intervention	$154,221	$106,291	$142,438	$296,659	$212,658
Robotics	70,050	49,850	49,222	119,272	87,201
Shallow Water Abandonment[1]	76,306	—	49,381	125,687	—
Production Facilities	23,128	17,678	20,905	44,033	35,972
Intercompany Eliminations	(14,888)	(11,207)	(11,862)	(26,750)	(23,094)
Total	$308,817	$162,612	$250,084	$558,901	$312,737

Income (Loss) from Operations:
Well Intervention	$3,380	$(22,548)	$(8,143)	$(4,763)	$(54,306)
Robotics	17,467	9,666	5,094	22,561	11,146
Shallow Water Abandonment[1]	19,762	—	6,822	26,584	—
Production Facilities	7,774	6,045	5,157	12,931	11,896
Change in Fair Value of Contingent Consideration	(10,828)	—	(3,992)	(14,820)	—
Corporate / Other / Eliminations	(17,350)	(12,139)	(13,241)	(30,591)	(20,689)
Total	$20,205	$(18,976)	$(8,303)	$11,902	$(51,953)

1 Shallow Water Abandonment includes the results of Helix Alliance beginning July 1, 2022, the date of acquisition

Segment Results

Well Intervention

Well Intervention revenues increased $11.8 million, or 8%, during the second quarter 2023 compared to the prior quarter.  Our second quarter 2023 revenues increased primarily due to higher revenue on the Q7000, as well as higher utilization on the Q5000 and the North Sea vessels following their completion of scheduled regulatory inspections and maintenance during the first quarter.  The revenue increases were offset in part by lower utilization on the Q4000, which commenced its regulatory dry dock during the quarter.  During the second quarter 2023, the Q7000 recognized revenues over approximately 27 days following its paid transit and mobilization to New Zealand.  During the prior quarter, the Q7000 recognized no revenue as it had 53 days of dry dock and 37 days of paid transit and mobilization to New Zealand for which all revenues were deferred.  Overall Well Intervention vessel utilization increased to 84% during the second quarter 2023 compared to 80% during the prior quarter.  Well Intervention generated operating income of $3.4 million during the second quarter 2023 compared to operating losses of $8.1 million during the prior quarter.  The improvement in operating results was primarily due to higher revenues during the second quarter.

Well Intervention revenues increased $47.9 million, or 45%, during the second quarter 2023 compared to the second quarter 2022.  The increase was primarily due to higher revenues in the North Sea, Brazil and on the Q7000, offset in part by lower utilization on the Q4000 during the second quarter 2023.  North Sea revenues improved during the second quarter 2023 with stronger utilization and rates compared to the second quarter 2022, and revenues in Brazil increased primarily due to higher rates as both vessels commenced long-term contracts with improved day rates at the end of 2022.  During the second quarter 2023, the Q7000 recognized revenues over approximately 27 days following its paid transit and mobilization to New Zealand, compared to the second quarter 2022 when the vessel had only 2 days of utilization before conducting scheduled regulatory maintenance during the remainder of the quarter.  The second quarter 2023 revenue increases were offset in part by lower utilization on the Q4000, which commenced its regulatory dry dock during the second quarter 2023.  Overall Well Intervention vessel utilization increased to 84% during the second quarter 2023 compared to 67% during the second quarter 2022.  Well Intervention generated operating income of $3.4 million during the second quarter 2023 compared to operating losses of $22.5 million during the second quarter 2022.  The improvement in operating results was primarily due to higher revenues during 2023.

Robotics

Robotics revenues increased $20.8 million, or 42%, during the second quarter 2023 compared to the prior quarter.  The increase in revenues was due to higher utilization and rates on ROVs, trenchers and vessels during the second quarter 2023 compared to the prior quarter.  Chartered vessel activity increased to 435 days compared to 295 days, and vessel utilization increased to 96% during the second quarter 2023 compared to 91% during the prior quarter.  Vessel days included 113 spot vessel days during the second quarter 2023 compared to 13 spot vessel days during the prior quarter.  ROV and trencher utilization increased to 58% during the second quarter 2023 compared to 56% during the prior quarter.  Integrated vessel trenching days increased to 194 days during the second quarter 2023 compared to 66 days during the prior quarter.  Trenching activity during the second quarter also included 58 days of utilization of the i-Plough as a stand-alone trencher performing site clearance on a third-party vessel compared to 90 days during the prior quarter.  The IROV boulder grab, included in ROV utilization, had 83 days of utilization during the second quarter 2023 performing seabed clearance operations on the U.S. east coast compared to no utilization during the prior quarter.  Robotics operating income increased $12.4 million during the second quarter 2023 compared to the prior quarter due to higher revenues.

Robotics revenues increased $20.2 million, or 41%, during the second quarter 2023 compared to the second quarter 2022.  The increase in revenues was primarily due to higher utilization and rates on ROVs, trenchers and vessels during the second quarter 2023 compared to the second quarter 2022.  Chartered vessel days and utilization increased to 435 days and 96%, respectively, during the second quarter 2023 compared to 370 days and 94%, respectively, during the second quarter 2022.  Vessel days included 113 spot vessel days during the second quarter 2023 compared to 116 spot vessel days during the second quarter 2022.  ROV and trencher utilization increased to 58% during the second quarter 2023 compared to 53% during the second quarter 2022.  The second quarter 2023 included 194 days of integrated vessel trenching compared to 81 days of integrated vessel trenching during the second quarter 2022.  The second quarter 2023 included 58 days of stand-alone trencher activities on the i-Plough trencher and 83 days of utilization on the IROV boulder grab, both of which were acquired subsequent to the second quarter 2022.  Robotics operating income increased $7.8 million during the second quarter 2023 compared to the second quarter 2022 primarily due to higher revenues.

Shallow Water Abandonment

Shallow Water Abandonment revenues increased $26.9 million, or 55%, during the second quarter 2023 compared to the previous quarter.  The increase in revenues reflected higher seasonal activity, with increases in vessel and system utilization including high utilization on the Epic Hedron.   Overall vessel utilization was 78% during the second quarter 2023 compared to 58% during the prior quarter.  Plug and Abandonment and Coiled Tubing systems achieved 1,554 days of utilization, or 81%, during the second quarter 2023 compared to 1,277 days of utilization, or 68%, during the prior quarter.  The Epic Hedron heavy lift barge commenced seasonal operations and achieved 72 days of utilization, or 79%, during the second quarter 2023 compared to 13 days, or 14%, during the prior quarter.  Shallow Water Abandonment operating income increased $12.9 million during the second quarter 2023 compared to the prior quarter primarily due to higher revenue during the second quarter.

Production Facilities

Production Facilities revenues increased $2.2 million, or 11%, during the second quarter 2023 compared to the prior quarter due to higher oil and gas production on the Thunder Hawk wells, which were shut-in for planned maintenance during the prior quarter.  Production Facilities operating income increased $2.6 million during the second quarter 2023 compared to the prior quarter due to higher revenues.

Production Facilities revenues increased $5.5 million, or 31%, during the second quarter 2023 compared to the second quarter 2022 primarily due to higher oil and gas production with the contribution from our interest in the Thunder Hawk field, which was acquired during the third quarter 2022.  The increase in revenue was offset in part by lower commodity prices realized on the Droshky wells during the second quarter 2023 compared to the second quarter 2022.  Production Facilities operating income increased $1.7 million during the second quarter 2023 due primarily to higher revenues.

Selling, General and Administrative and Other

Share Repurchases

Cash flows during the second quarter 2023 included $5.1 million for repurchases of 750,000 Helix common shares pursuant to our share repurchase program, an average purchase price of $6.77 per share.  Year-to-date cash flows include $10.1 million for repurchases of 1,410,000 Helix common shares, an average purchase price of $7.13 per share.

Selling, General and Administrative

Selling, general and administrative expenses were $24.0 million, or 7.8% of revenue, during the second quarter 2023 compared to $19.6 million, or 7.8% of revenue, during the prior quarter.  The increase during the second quarter was primarily due to higher compensation costs compared to the prior quarter.

Acquisition and Integration Costs

Acquisition and integration costs were $0.3 million during the second quarter 2023 compared to $0.2 million during the prior quarter and included primarily financial and operational integration costs related to our acquisition of the Alliance group of companies, which closed on July 1, 2022.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration related to our acquisition of Alliance was $10.8 million during the second quarter 2023 and reflects an increase in the fair value of the estimated earn-out payable in 2024.

Other Income and Expenses

Other expense, net was $5.7 million during the second quarter 2023 compared to other income of $3.4 million during the prior quarter.  Other expense, net during the second quarter 2023 includes primarily foreign currency losses of $11.7 million related to the approximate 39% devaluation of the Nigerian naira on our naira cash holdings, which approximated $16.2 million at quarter end.  The losses on the naira were offset in part by the approximate 3% strengthening of the British pound primarily on U.S. dollar denominated intercompany debt in our U.K. entities.

Cash Flows

Operating cash flows were $31.5 million during the second quarter 2023 compared to $(5.4) million during the prior quarter and $(5.8) million during the second quarter 2022.  The increases in operating cash flows quarter over quarter and year over year were primarily due to higher earnings, offset in part by higher regulatory certification costs for our vessels and systems during the second quarter 2023 compared to the prior quarter and to the second quarter 2022.  Cash paid for regulatory recertifications for our vessels and systems, which are included in operating cash flows, were $24.2 million during the second quarter 2023 compared to $17.2 million during the prior quarter and $9.3 million during the second quarter 2022.

Capital expenditures, which are included in investing cash flows, totaled $1.3 million during the second quarter 2023 compared to $6.7 million during the prior quarter and $1.6 million during the second quarter 2022.

Free Cash Flow was $30.2 million during the second quarter 2023 compared to $(11.7) million during the prior quarter and $(7.4) million during the second quarter 2022.  The increase in Free Cash Flow quarter over quarter and year over year was due to higher operating cash flows and lower capital expenditures during the first quarter 2023.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $182.7 million at June 30, 2023.  Available capacity under our ABL facility at June 30, 2023 was $102.5 million, resulting in total liquidity of $285.2 million.  At June 30, 2023 we had $261.0 million of long-term debt and Net Debt of $78.3 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its second quarter 2023 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Thursday, July 27, 2023, at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-877-224-1468 for participants in the United States and 1-312-546-6631 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and full field decommissioning operations.  Our services are centered on a three-legged business model well positioned for a global energy transition by maximizing production of existing oil and gas reserves, supporting renewable energy developments and decommissioning end-of-life oil and gas fields.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, gains or losses on extinguishment of long-term debt, gains and losses on equity investments, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets, acquisition and integration costs, the change in fair value of the contingent consideration and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; visibility and future utilization; energy transition or energy security; any projections of financial items including projections as to guidance and other outlook information; our share repurchase authorization or program; our ability to identify, effect and integrate acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition; oil price volatility and its effects and results; our protocols and plans; our current work continuing; the spot market; our spending and cost management efforts and our ability to manage changes; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; developments; our environmental, social and governance (“ESG”) initiatives; future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ability to secure and realize backlog; the effectiveness of our ESG initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022

	(unaudited)		(unaudited)

Net revenues	$308,817	$162,612	$558,901	$312,737
Cost of sales	253,468	163,966	488,368	332,700
Gross profit (loss)	55,349	(1,354)	70,533	(19,963)
Gain on disposition of assets, net	—	—	367	—
Acquisition and integration costs	(309)	(1,587)	(540)	(1,587)
Change in fair value of contingent consideration	(10,828)	—	(14,820)	—
Selling, general and administrative expenses	(24,007)	(16,035)	(43,638)	(30,403)
Income (loss) from operations	20,205	(18,976)	11,902	(51,953)
Equity in earnings of investment	—	8,184	—	8,184
Net interest expense	(4,228)	(4,799)	(8,415)	(9,973)
Other expense, net	(5,740)	(13,471)	(2,296)	(17,352)
Royalty income and other	175	797	2,038	2,938
Income (loss) before income taxes	10,412	(28,265)	3,229	(68,156)
Income tax provision	3,312	1,434	1,294	3,574
Net income (loss)	$7,100	$(29,699)	$1,935	$(71,730)

Earnings (loss) per share of common stock:
Basic	$0.05	$(0.20)	$0.01	$(0.47)
Diluted	$0.05	$(0.20)	$0.01	$(0.47)

Weighted average common shares outstanding:
Basic	150,791	151,205	151,275	151,174
Diluted	153,404	151,205	153,873	151,174

Comparative Condensed Consolidated Balance Sheets

	June 30, 2023	Dec. 31, 2022
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$182,651	$186,604
Restricted cash	—	2,507
Accounts receivable, net	253,147	212,779
Other current assets	76,212	58,699
Total Current Assets	512,010	460,589

Property and equipment, net	1,608,988	1,641,615
Operating lease right-of-use assets	177,942	197,849
Deferred recertification and dry dock costs, net	77,243	38,778
Other assets, net	47,662	50,507
Total Assets	$2,423,845	$2,389,338

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$145,937	$135,267
Accrued liabilities	142,609	73,574
Current maturities of long-term debt	38,499	38,200
Current operating lease liabilities	55,667	50,914
Total Current Liabilities	382,712	297,955

Long-term debt	222,469	225,875
Operating lease liabilities	131,175	154,686
Deferred tax liabilities	99,864	98,883
Other non-current liabilities	55,697	95,230
Shareholders' equity	1,531,928	1,516,709
Total Liabilities and Equity	$2,423,845	$2,389,338

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Six Months Ended
(in thousands, unaudited)	6/30/2023	6/30/2022	3/31/2023	6/30/2023	6/30/2022

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$7,100	$(29,699)	$(5,165)	$1,935	$(71,730)
Adjustments:
Income tax provision (benefit)	3,312	1,434	(2,018)	1,294	3,574
Net interest expense	4,228	4,799	4,187	8,415	9,973
Other (income) expense, net	5,740	13,471	(3,444)	2,296	17,352
Depreciation and amortization	39,227	33,158	37,537	76,764	66,646
Gain on equity investment	—	(8,184)	—	—	(8,184)
EBITDA	59,607	14,979	31,097	90,704	17,631
Adjustments:
Gain on disposition of assets, net	—	—	(367)	(367)	—
Acquisition and integration costs	309	1,587	231	540	1,587
Change in fair value of contingent consideration	10,828	—	3,992	14,820	—
General provision for current expected credit losses	548	193	141	689	67
Adjusted EBITDA	$71,292	$16,759	$35,094	$106,386	$19,285

Free Cash Flow:
Cash flows from operating activities	$31,501	$(5,841)	$(5,392)	$26,109	$(23,254)
Less: Capital expenditures, net of proceeds from sale of assets	(1,255)	(1,564)	(6,300)	(7,555)	(2,187)
Free Cash Flow	$30,246	$(7,405)	$(11,692)	$18,554	$(25,441)

Net Debt:
Long-term debt including current maturities	$260,968	$267,110	$260,460	$260,968	$267,110
Less: Cash and cash equivalents and restricted cash	(182,651)	(263,100)	(169,182)	(182,651)	(263,100)
Net Debt	$78,317	$4,010	$91,278	$78,317	$4,010